Exhibit (16)

POWER OF ATTORNEY

Each of the undersigned Directors (each, a “Principal,” and collectively, the “Principals”) hereby severally from each other constitutes and appoints each of Jane E. Trust, Christopher Berarducci, Marc A. De Oliveira, Jeanne M. Kelly, Thomas C. Mandia, Rosemary D. Emmens, Harris Goldblat, Tara E. Gormel, George P. Hoyt, Todd Lebo and Bryan Sutherland (each, an “Agent” and collectively, the “Agents”), as his or her true and lawful representative and attorney-in-fact, with full power and authority of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign a registration statement on Form N-14 (including amendments thereto and any and all other instruments or documents related thereto), with respect to Western Asset High Yield Fund, a series of the Corporation, to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, and to file the same, with all exhibits thereto, and all other documents in connection therewith granting unto each said attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact and agent, or his or her substitutes may lawfully do or cause to be done by virtue hereof.

All past acts of the Agents in furtherance of the foregoing are hereby ratified and confirmed.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

Revocation of this Power of Attorney by a Principal will not have the effect of a revocation of this Power of Attorney by any other Principal. If it is determined by a court of competent jurisdiction that any provision of this Power of Attorney is invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Power of Attorney. Each Principal acknowledges that each Agent, in serving in such capacity at such Principal’s request, is not assuming, nor is any Company assuming, any of such Principal’s responsibilities to comply with the Acts.

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Pursuant to the requirements of the Securities Act of 1933, as amended, this Power of Attorney has been duly executed by the following persons as of the date(s) indicated.

Signature of Principal	Title	Date

/s/ Robert Abeles, Jr.	Director	August 12, 2022
Robert Abeles, Jr.

/s/ Jane F. Dasher	Director	August 12, 2022
Jane F. Dasher

/s/ Susan B. Kerley	Director	August 12, 2022
Susan B. Kerley

/s/ Michael Larson	Director	August 12, 2022
Michael Larson

/s/ Ronald L. Olson	Director	August 12, 2022
Ronald L. Olson

/s/ Avedick B. Poladian	Director	August 12, 2022
Avedick B. Poladian

/s/ William E. B. Siart	Director	August 12, 2022
William E. B. Siart

/s/ Jaynie M. Studenmund	Director	August 12, 2022
Jaynie M. Studenmund

/s/ Peter J. Taylor	Director	August 12, 2022
Peter J. Taylor

/s/ Jane E. Trust	Director	August 12, 2022
Jane E. Trust